Enochian Biosciences Announces Scientific Presentation of a Novel Approach to Potentially Cure Hepatitis B Virus

-	A new gene therapy kills up to 98 percent of HBV infected cells but not uninfected cells.
-	Results from a commonly used mouse model to study HBV confirmed the HBV-infected cell-specific killing effect of the novel therapy.
-	Additional studies are underway.

Los Angeles, December 10, 2019 (GLOBE NEWSWIRE)-Enochian Biosciences, a company focused on gene-modified cellular therapy in infectious disease and cancer, announces that important scientific findings reveal an innovative approach to potentially treat and cure Hepatitis B.

Hepatitis B virus (HBV) can be found in 2 billion people (one in three), causes disease in 257 million and kills almost 1 million people every year.

Dr. Serhat Gumrukcu, the inventor of products in the Enochian pipeline and Director of the Seraph Research Institute (SRI), presented the data at the HEP DART scientific conference in Kauai, Hawaii. The data were generated through a collaboration between SRI and Dr. Philippe Gallay of the Scripps Institute. Dr. Gallay is a leader in the field of hepatitis.

On November 25, Enochian announced it was expanding its Infectious Disease Pipeline by Entering into an Agreement in Principle to Acquire an Exclusive License for a Novel Hepatitis B Virus Treatment from SRI.

To review the data presented, please visit: www.hepbcure-sri-enochian.com

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties, including but not limited to the success or efficacy of our pipeline. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” plans,” “expects,” “aims,” “intends” “potential,” or similar expressions. Actual events or results may differ materially from those projected in any of such statements due to various uncertainties, including as set forth in Enochian’s most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Enochian undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Contact: ir@enochianbio.com